                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            PENSKE MOTORSPORTS, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                [PENSKE LOGO]
                             13400 OUTER DRIVE WEST
                               DETROIT, MI 48239

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 1997

To the Stockholders of Penske Motorsports, Inc.:

     The Annual Meeting of Stockholders of Penske Motorsports, Inc. will be held at The Ritz-Carlton, 300 Town Center Drive, Dearborn, Michigan 48126, on Friday, May 2, 1997, at 9:00 A.M. Eastern Daylight Time. The purposes of the meeting are:

          1. To elect three Class I Directors to serve a three-year term on the Board of Directors; and

          2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 21, 1997 will be entitled to vote at the meeting.

     Your attention is called to the attached proxy statement and accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                          By Order of the Board of Directors

                                          ROBERT H. KURNICK, JR.
                                          Secretary

Detroit, Michigan
April 3, 1997

                            PENSKE MOTORSPORTS, INC.
                             13400 OUTER DRIVE WEST
                            DETROIT, MICHIGAN 48239

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 2, 1997

                              GENERAL INFORMATION

     The Annual Meeting of Stockholders of Penske Motorsports, Inc. (the "Company") will be held at The Ritz-Carlton, 300 Town Center Drive, Dearborn, Michigan 48126, on Friday, May 2, 1996, at 9:00 A.M., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate mailing date for this proxy statement and proxy is April 3, 1997.

     It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited by the Board of Directors of the Company. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     Only holders of record of shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on March 21, 1997 (the "Record Date") are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 13,241,798 shares of the Common Stock.

     The following table shows as of the Record Date the beneficial ownership of the outstanding Common Stock by each person known to the Company to be the beneficial owner of 5% or more of the Common Stock:

                                                                        SHARES
                                                                BENEFICIALLY OWNED(1)
                                                                ----------------------
                            NAME                                  NUMBER      PERCENT
                            ----                                  ------      -------
Roger S. Penske(2)(3).......................................     7,853,554      59.3%
Penske Corporation(2)(3)....................................     7,783,875      58.8%
Penske Performance, Inc.(2).................................     7,783,875      58.8%
PSH Corp.(2)................................................     7,783,875      58.8%
The France Family Group(4)(5)...............................     7,783,875      58.8%
International Speedway Corporation(5).......................     7,783,875      58.8%
Facility Investments, Inc.(5)...............................     7,783,875      58.8%
Kaiser Ventures, Inc.(6)....................................     1,627,923      12.3%

---------------
(1) Unless otherwise noted, each person or entity has sole voting and investment power over the shares listed opposite his or its name, subject to community property laws where applicable.

(2) The record owner of the 7,783,875 shares of Common Stock of the Company is PSH Corp., a subsidiary of Penske Performance, Inc. Penske Performance, Inc. is a wholly-owned indirect subsidiary of Penske Corporation and owns 80% of the stock of PSH Corp. Consequently, Penske Corporation and Penske Performance, Inc. may also be deemed to beneficially own the shares of Common Stock owned by PSH Corp. Mr. Roger S. Penske is a Director and the Chairman of each of Penske Corporation, Penske Performance, Inc. and PSH Corp., and also by direct and indirect ownership of shares and by reason of voting agreements may be deemed to own beneficially approximately 60.0% of the outstanding shares of Penske Corporation. As such, Mr. Penske may be deemed to beneficially own the shares of Common

    Stock owned by PSH Corp. The address of PSH Corp. and Penske Performance, Inc. is 1105 North Market Street, Wilmington, Delaware 19890.

(3) The address of such person is 13400 Outer Drive West, Detroit, Michigan
    48239.

(4) The "France Family Group" owns approximately 54.9% of the total of all classes of stock of International Speedway Corporation ("ISC"), which represents 59.9% of the votes represented by the total of all classes of stock of ISC. The France Family Group consists of the following living lineal descendants of William H.G. France, and Anne B. France, some spouses of such descendants and various entities controlled by such descendants and their spouses, which consists of the following natural persons and other entities: William C. France; Betty Jane France; James C. France; Sharon M. France; Lesa D. Kennedy; Brian Z. France; Jamison C. France; Jennifer A. France; Amy L. France; Benjamin Z. Kennedy; Western Opportunity Limited Partnership, a Nevada limited partnership; Sierra Central Corp., a Nevada corporation; Principal Investment Company, a Nevada corporation; White River Investment Limited Partnership, a Nevada limited partnership; Cen Rock Corp., a Nevada corporation; Secondary Investment Company, a Nevada corporation; Polk City Limited Partnership, a Nevada limited partnership; Boone County Corporation, a Nevada corporation; Carl Investment Limited Partnership, a Nevada limited partnership; Quaternary Investment Company, a Nevada corporation; National Association for Stock Car Auto Racing, Inc. ("NASCAR"), a Florida corporation; and Automotive Research Bureau, a Florida corporation.

(5) Facility Investments, Inc. ("FII") owns 20.0% of the stock of PSH Corp. and shares voting and investment power over the shares of PSH Corp. pursuant to an Investment and Development Agreement, dated November 22, 1995, by and between ISC and Penske Corporation. Consequently, FII may be deemed to beneficially own the shares of Common Stock owned by PSH Corp. FII is a wholly-owned subsidiary of ISC and, as such, ISC may also be deemed to beneficially own the shares of Common Stock owned by PSH Corp. By direct and indirect ownership of shares of ISC, the France Family Group may be deemed to beneficially own the shares of Common Stock owned by PSH Corp. The address of The France Family Group, ISC and FII is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(6) The address of such person is 3633 E. Inland Empire Boulevard, Suite 850, Ontario, California 91764.

                             ELECTION OF DIRECTORS

     The Board of Directors proposes that Gary W. Dickinson, Gregory W. Penske and Richard J. Peters be elected as directors of the Company to hold office until the Annual Meeting of Stockholders in the year 2000, or, in each case, until his successor is elected and qualified.

     The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. The three nominees receiving the greatest number of votes cast at the meeting or its adjournment shall be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holder. The following information is furnished with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after this meeting, and with respect to each executive officer of the Company named in the Summary Compensation Table below:

                                                                                      SHARES OF
                                                                                    COMMON STOCK
                                                                                 BENEFICIALLY OWNED
                                                                                AS OF THE RECORD DATE       TERM
       NAME AND YEAR FIRST                      POSITIONS AND OFFICES         -------------------------      TO
        BECAME A DIRECTOR           AGE           WITH THE COMPANY             NUMBER           PERCENT    EXPIRE
       -------------------          ---         ---------------------          ------           -------    ------
                                       NOMINEES FOR ELECTION AS DIRECTORS
Gary W. Dickinson (1997)..........  58     Director                              --              --         2000
Gregory W. Penske (1995)..........  34     President of the California            7,200(1)        *         2000
                                             Speedway Corporation and
                                             Executive Vice President of
                                             the Company
Richard J. Peters (1995)..........  48     President and Chief Executive         15,400(2)        *         2000
                                             Officer of the Company
                                         DIRECTORS CONTINUING IN OFFICE
H. Lee Combs (1995)...............  44     Director                               1,000           *         1998
Walter P. Czarnecki (1995)........  53     Vice Chairman of the Company           4,979           *         1999
William C. France (1995)..........  63     Director                           7,783,875(3)       58.8%      1999
Roger S. Penske (1995)............  59     Chairman of the Company            7,853,554(4)       59.3%      1999
Richard E. Stoddard (1995)........  46     Director                               4,000           *         1998
James E. Williams (1995)..........  57     Director                             112,500           *         1998
                                            OTHER EXECUTIVE OFFICERS
Gene Haskett......................  53     President of Michigan Speedway,        9,700(5)        *
                                             President of Nazareth
                                             Speedway and Executive Vice
                                             President of the Company
Les Richter.......................  66     Executive Vice President of the        7,200(6)        *
                                             Company
All directors and executive officers as a group (13 persons)                  8,017,733(7)       60.5%

---------------
 *  Under 1.0%

(1) Includes 4,200 shares which Mr. Penske has the right to acquire upon exercise of options within 60 days of the Record Date. Also includes 1,500 shares owned by Mr. Penske's spouse with respect to which Mr. Penske disclaims beneficial ownership.

(2) Includes 8,400 shares which Mr. Peters has the right to acquire upon exercise of options within 60 days of the Record Date. Also includes 3,000 shares owned by Mr. Peters' spouse with respect to which Mr. Peters disclaims beneficial ownership.

(3) All 7,783,875 shares which Mr. France may be deemed to beneficially own are owned of record by PSH Corp. Mr. France disclaims beneficial ownership of these shares.

(4) Includes 7,783,875 shares which are owned of record by PSH Corp., 1,000 shares owned by Mr. Penske's spouse and 7,200 shares owned by Mr. Penske as custodian for his children. Mr. Penske disclaims beneficial ownership of these 7,792,075 shares of Common Stock.

(5) Includes 4,200 shares which Mr. Haskett has the right to acquire upon exercise of options within 60 days of the Record Date.

(6) Includes 4,200 shares which Mr. Richter has the right to acquire upon exercise of options within 60 days of the Record Date.

(7) Includes 21,000 shares which executive officers of the Company have the right to acquire upon exercise of options within 60 days of the Record Date.

OTHER INFORMATION RELATING TO DIRECTORS

     The following is a brief account of the business experience during the past five years of each member or nominee of the Board of Directors of the Company.

     Gary W. Dickinson has been a director of the Company since March 1997. Mr. Dickinson is a principal with MacKinnon Associates, a strategy consulting firm. Prior to January 1997, Mr. Dickinson had been President and Chief Executive Officer of Delco Electronics and Executive Vice President of Hughes Electronics. Between 1989 and 1993, Mr. Dickinson served as Group Vice President of General Motors responsible for the General Motors Technical Staffs including the GM Research Laboratories, Design Staff and Advanced Engineering Staff.

     Gregory W. Penske has been a director of the Company since its formation and an Executive Vice President since February 1996. In addition, Mr. Penske has served as President of the California Speedway Corporation since January 1997. Mr. Penske is also the President of Penske Automotive Group, Inc., which owns and operates nine automobile dealerships in Southern California, and has served in that position since December 1993. Between 1987 and July 1992, Mr. Penske served as the Vice President of D. Longo, Inc. and from July 1992 to the present has served as the President of such company. D. Longo, Inc. owns and operates a Toyota dealership in El Monte, California and is a subsidiary of Penske Automotive Group, Inc.

     Richard J. Peters has been Chief Executive Officer, President and Director of the Company since January 1996, and, prior thereto, acted as the Company's chief executive officer and a Director. Mr. Peters has also served as an officer of various subsidiaries of the Company since 1990. Mr. Peters has served as the Treasurer of Penske Corporation since 1988 and as an Executive Vice President of Penske Corporation since September 1996. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990 and serves as a director of Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P.

     H. Lee Combs has been a director of the Company since November 1995. Mr. Combs has also served as Senior Vice President - Operations since January 1996 and as a director of ISC since 1987. Prior to service as Senior Vice President - Operations, Mr. Combs served as Vice President and Chief Financial Officer of ISC since 1987.

     Walter P. Czarnecki has been Vice Chairman of the Board of the Company since January 1996, and, prior thereto, served as the Company's President. Mr. Czarnecki has also served as a senior executive of the Penske Speedway Group since 1979. Mr. Czarnecki is the Executive Vice President of Penske Corporation, has been a member of the Board of Directors since 1979 and serves as a director of Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P.

     William C. France has been a director of the Company since November 1995. Mr. France is also the Chairman of the Board and Chief Executive Officer of ISC and has served in such capacity since 1987. Mr. France is a member of the France Family Group, which controls NASCAR, and is also a director of Outboard Marine Corporation.

     Roger S. Penske has been Chairman of the Board of the Company since its formation. Prior to March 1996, Mr. Penske was Chairman of the Board of Michigan International Speedway, Inc. ("Michigan Speedway") since 1973, Chairman of the Board and President of Pennsylvania International Raceway, Inc. ("Nazareth Speedway") since 1986, and Chairman of the Board of California Speedway Corporation ("California Speedway") since 1994. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately-owned diversified transportation services company which (among other things) holds, through its subsidiaries, interests in a number of businesses, including the Company. Mr. Penske is also a member of the Boards of Directors of Championship Auto Racing Teams ("CART"), General Electric Company, Gulfstream Aerospace Corporation, Philip Morris Companies Inc., Detroit Diesel Corporation and Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P. Mr. Penske is also a founder of Penske Racing, Inc. and Penske Racing South, Inc. which are two of the most successful racing teams in North America. Penske Racing's Indy car team is recognized as the most successful Indy car team in history and the Penske Racing South Winston Cup team is one of the most successful teams on the NASCAR circuit.

     Richard E. Stoddard has been a director of the Company since January 1996. Mr. Stoddard also serves as Chairman of the Board of Kaiser Ventures Inc. ("Kaiser") and has served in such capacity since November 1988. In addition, Mr. Stoddard was appointed Chief Executive Officer of Kaiser Steel Corporation in June 1988 and continued to serve as Chief Executive Officer of Kaiser until January 1994. Mr. Stoddard was again appointed Chief Executive Officer of Kaiser in January 1996.

     James E. Williams has been a director of the Company since January 1996. Mr. Williams is also the Chairman and Chief Executive Officer of Golden State Foods, and has served in such capacity since April 1961.

     Gregory W. Penske is the son of Roger S. Penske.

     Pursuant to an Investment and Development Agreement, dated as of November 22, 1995, as amended, between ISC and Penske Corporation, as long as PSH Corp. owns a majority of the issued and outstanding voting stock of the Company, ISC is permitted to designate a percentage of the members of the Board of Directors of each of the Company, Michigan Speedway, Nazareth Speedway and California Speedway equal to the greater of (i) 20.0% or (ii) the percentage of stock ownership of ISC in PSH Corp. as adjusted to reflect changes in such percentage. However, ISC may designate at least two persons to each such Board so long as ISC owns at least 10.0% of the outstanding Common Stock of PSH Corp., and one person to each such Board so long as ISC owns at least 2.0% of the outstanding common stock of PSH Corp. Messrs. France and Combs are the current ISC designees for each such Board. As long as ISC is permitted to have at least two designees to a Board, at least one designee is to serve on any executive or similar committee that may be created by the applicable Board. If PSH Corp. no longer owns a majority of the issued and outstanding voting stock of the Company, the foregoing obligations of Penske Corporation are to be met on a "best efforts" basis.

     Pursuant to an Organization Agreement, dated November 22, 1995, among PSH Corp., Kaiser and the Company, as amended, and a Shareholders Agreement, dated November 22, 1995, among PSH Corp., Kaiser and the Company, as amended, PSH Corp. has also agreed to use its best efforts, without incurring any additional expenses, to vote its shares of the Company so as to elect a designee of Kaiser to the Board of Directors of the Company so long as Kaiser owns at least 5.0% of the outstanding Common Stock. Mr. Stoddard is the current Kaiser designee.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Audit Committee, the current members of which are Messrs. Combs (Chairman), Williams and Peters. During 1996, the Audit Committee held no meetings but had informal discussions in lieu of meetings. The Audit Committee formally met in January 1997. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing, and cost of any audit and any other services they may be asked to perform, and will review with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interest.

     The Company has a standing Compensation Committee, the current members of which are Messrs. France, Roger S. Penske (Chairman) and Stoddard. In 1996, the Compensation Committee held one meeting and had informal discussions in lieu of additional meetings. The Compensation Committee is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually. The Compensation Committee is also responsible for administering and making awards under the stock based compensation plans, policies, procedures and other matters relating to management development and for reviewing, monitoring and recommending (for approval by the Company's Board of Directors) plans with respect to succession of the chief executive officer.

     The Company does not have a Nominating Committee or a committee performing a similar function.

     During 1996, the Board of Directors held five meetings and took action by written consent twice in lieu of additional meetings. Mr. Williams did not attend two meetings of the Board of Directors in 1996.

DIRECTOR COMPENSATION

     The Company does not currently have any arrangements in place to compensate directors for their services; accordingly, no director received any compensation for services as a director in 1996. The Company may begin compensating its non-employee directors in 1997 in amounts not yet determined. Directors who are also employees of the Company will not receive compensation for service on the Board of Directors. The Company reimburses all directors for their expenses incurred in connection with their activities as a director of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information for each of the fiscal years ended December 31, 1995 and 1996 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers where total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION(1)              AWARDS
                                       --------------------------------------   ------------
                                                                   OTHER         SECURITIES     ALL OTHER
                                                                  ANNUAL         UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION(S)  YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)    OPTIONS(#)       ($)(3)
------------------------------  ----   ---------   --------   ---------------    ----------    ------------
Richard J. Peters(4)..........  1996         --    $150,000         --             30,000             --
President and Chief Executive   1995         --          --         --                 --             --
Officer of the Company
Gene Haskett..................  1996   $250,000    $135,730         --             15,000         $4,500
Executive Vice President of     1995   $225,000    $102,604         --                 --         $2,624
the Company, President,
Michigan Speedway and
President, Nazareth Speedway
Les Richter(4)................  1996   $150,000          --         --             15,000             --
Executive Vice President of     1995         --          --         --                 --
the Company

---------------
(1) Does not include the dollar value of perquisites and other personal benefits.

(2) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(3) Includes the Company's matching contributions to the Company's 40l(k) plan.

(4) Messrs. Peters and Richter did not receive any compensation in any form from the Company in 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1996 to each of the executive officers named in the Summary Compensation Table above:

                                                      INDIVIDUAL GRANTS                            POTENTIAL
                                     ---------------------------------------------------      REALIZABLE VALUE AT
                                                     PERCENT                                    ASSUMED ANNUAL
                                                     OF TOTAL                                        RATES
                                                     OPTIONS                                    OF STOCK PRICE
                                       SHARES       GRANTED TO                                 APPRECIATION FOR
                                     UNDERLYING     EMPLOYEES     EXERCISE                        OPTION TERM
                                       OPTIONS      IN FISCAL      PRICE      EXPIRATION    -----------------------
              NAME                   GRANTED (#)       YEAR        ($/SH)        DATE       5% ($)(2)    10% ($)(2)
              ----                   -----------    ----------    --------    ----------    ---------    ----------
Richard J. Peters................      30,000(1)         40.0%       24.00     2/28/06        452,700     1,146,900
Gene Haskett.....................      15,000(1)         20.0%       24.00     2/28/06        226,350       573,450
Les Richter......................      15,000(1)         20.0%       24.00     2/28/06        226,350       573,450

---------------
(1) These options were granted on February 29, 1996 as an incentive for future performance. Each option was granted at an exercise price equal to the market price of the Common Stock on the date of grant. The options are exercisable in the following increments: 10% beginning August 29, 1996; 28% beginning February 28, 1997; 46% beginning February 28, 1998; 64% beginning February 28, 1999; 82% beginning February 29, 2000; and 100% beginning February 28, 2001. The options expire 10 years after the date of grant.

(2) A 5% and 10% annually compounded increase in the Company's stock price from the date of grant to the end of the 10-year option term would result in stock prices of $39.09 and $62.23 per share, respectively. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on a number of factors, including overall market conditions and the future performance of the Company and its Common Stock.

OPTION VALUES AT FISCAL YEAR END

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the executive officers named in the Summary Compensation Table as of December 31, 1996, together with the value of in-the-money options at such date (which represents the positive spread between the exercise price of any such existing stock options and $25.25 per share, representing the closing market price of the Common Stock on December 31, 1996). No options were exercised in 1996 by any of such persons.

                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                                        AT FISCAL YEAR-END             AT FISCAL YEAR-END
                                                               (#)                             ($)
                                                  ------------------------------    -------------------------
                     NAME                           EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                     ----                           -------------------------       -------------------------
Richard J. Peters.............................             3,000/27,000                  $3,750/$33,750
Gene Haskett..................................             1,500/13,500                  $1,875/$16,875
Les Richter...................................             1,500/13,500                  $1,875/$16,875

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Certain Relationships

     Up until March 21, 1996, Messrs. Williams, Roger Penske, France and Stoddard served as members of the Company's Compensation Committee. During the balance of the fiscal year, Messrs. Roger Penske, France and Stoddard served as the members of the Compensation Committee. Prior to March 26, 1996, Mr. Roger Penske served as an officer of the Company and as an officer of various of the Company's subsidiaries. None of the other Compensation Committee members were, during the fiscal year ended December 31, 1996, an officer or employee of the Company or any of its subsidiaries and no member of the Compensation Committee except Mr. Roger Penske is a former officer of the Company or any of its subsidiaries. Mr. Stoddard is the Chairman of the Board and Chief Executive Officer of Kaiser and Mr. France is the Chairman of the Board and Chief Executive Officer of ISC and of NASCAR.

Related Transactions

     KAISER TRANSACTIONS. The Company, as a result of the Organization Agreement dated November 22, 1995 between PSH Corp., Kaiser and the Company, as amended (the "Organization Agreement"), entered into various agreements with Kaiser, which holds approximately 12.3% of the issued and outstanding shares of the Company's Common Stock. Pursuant to such agreements (i) the Company and Kaiser agreed to cause certain services to be provided to each other, (ii) the Company agreed to reimburse Kaiser for costs incurred in the preparation of the site of the California Speedway, (iii) Kaiser agreed to indemnify Michigan Speedway and the California Speedway against certain environmental liabilities, (iv) the Company, PSH Corp. and Kaiser entered into a Shareholders Agreement and (v) the Company agreed to reimburse Kaiser and Penske Performance, Inc. for certain pre-development expenses incurred by Kaiser and Penske Performance, Inc. in connection with the California Speedway.

     SEWER SERVICES AGREEMENT. Pursuant to a Sewer Services Agreement between the California Speedway and Kaiser, Kaiser has agreed to provide sanitary sewer treatment services for the wastewater generated by the property owned by the California Speedway at Kaiser's wastewater treatment facility located on a parcel owned by Kaiser. In consideration for such services, the California Speedway has agreed to pay Kaiser an annual fee of $88,800, adjusted annually by increases in the Consumer Price Index. The Company has the option to purchase the facility at its fair market value at any time. After the fifth anniversary of the Sewer Service Agreement, Kaiser may terminate the agreement upon one year's prior written notice to the California Speedway for a good and valid business reason exercised in good faith.

     ENVIRONMENTAL INDEMNIFICATION. Pursuant to the Organization Agreement, Kaiser agreed to investigate and, if necessary, to remediate specifically identified portions of the site of the California Speedway and adjacent parcels which require remediation to comply with applicable environmental laws. In addition, Kaiser has indemnified the California Speedway and Michigan Speedway from environmental liabilities associated with the condition of the site.

     SHAREHOLDERS AGREEMENT. Pursuant to the Organization Agreement, as amended, PSH Corp., Kaiser and the Company entered into a Shareholders Agreement (as amended, the "Shareholders Agreement"). The Shareholders Agreement provides that if PSH Corp. desires to transfer any shares of capital stock of the Company for consideration to an unrelated third party, PSH Corp. must first offer such shares to Kaiser on the same terms and conditions as the proposed transfer. The Shareholders Agreement also provides that if Kaiser desires to transfer any shares of capital stock of the Company for consideration to an unrelated third party, Kaiser must first offer such shares to PSH Corp. at a price equal to the average closing price of the Company's shares on Nasdaq's National Market for the previous thirty trading days. If the non-transferring party is PSH Corp., then ISC has the right to purchase such shares on the same terms and conditions as the proposed transfer. If ISC elects not to purchase such shares, then PSH Corp. has the right to purchase such shares on the same terms and conditions as the proposed transfer. In either case, if the non-transferring party elects not to purchase such shares, then the transferring party may transfer its shares to the unrelated third party. The Organization Agreement also grants to the Company a right of first refusal to participate in any transaction or opportunity that directly relates to the conduct or ownership of a motorsports complex that may come to PSH Corp., Kaiser or an affiliate of either, excluding ISC and its affiliates. Under certain circumstances, Kaiser may distribute a portion of the shares of the Company's Common Stock that it owns to its shareholders, free from the right of first refusal. In addition, pursuant to a Registration Rights Agreement between the Company and Kaiser, the Company has granted incidental registration rights to Kaiser, subject to certain limitations, each time the Company files a registration statement in connection with the sale of its Common Stock.

     REIMBURSEMENT OF PRE-DEVELOPMENT AND DEVELOPMENT COSTS. Penske Performance, Inc. and Kaiser are entitled to be reimbursed by the Company for their out of pocket costs incurred prior to November 22, 1995 in the design, permitting, and development of the California Speedway. On November 22, 1995, $5.0 million of such reimbursable costs of Penske Performance, Inc. were converted by Penske Performance, Inc. into capital contributions made by Penske Performance, Inc. to the Company. In 1996, the Company paid $1.1 million and $0.3 million to Penske Performance, Inc. and Kaiser, respectively. Additionally, the Company has agreed to pay Kaiser $1,137,500 of which $812,500 was paid in 1996 with the remainder payable quarterly through 1997. Such amounts are for the reimbursement of costs incurred by Kaiser in its preparation of the site of the California Speedway for its development and construction. The Company does not have any further obligations to reimburse Penske Performance, Inc. or Kaiser for additional pre-development costs associated with the California Speedway.

     PURCHASE OF PROPERTY. In December 1996, Kaiser sold to a subsidiary of the Company, the California Speedway, approximately 54 acres of property contiguous to the California Speedway. The total purchase price paid was $13,352,170, of which $5,000,000 was paid in cash by the California Speedway. The remaining $8,352,170 was paid to Kaiser through the issuance by the Company of 254,298 shares of its Common Stock. In addition, the Company granted to Kaiser limited demand registration rights which enable Kaiser to demand registration of the shares of Common Stock held by Kaiser. The demand registration rights are subject to various conditions, including a right of first refusal in favor of PSH Corp., and the registration rights can only be exercised by a secured lender of Kaiser who holds the Kaiser shares as a result of foreclosure. The terms of the purchase were, in management's judgment, no less favorable than terms which would have been negotiated with an independent third party.

     NASCAR TRANSACTIONS. In connection with the promotion of NASCAR-sanctioned events, the Company enters into standard NASCAR sanction agreements requiring the payment of sanction fees, prize money and point funds to NASCAR. NASCAR is an affiliate of ISC by virtue of The France Family Group's common control of both entities. Mr. William C. France, a director of the Company, is a member of The France Family Group. ISC beneficially owns, through Facility Investments, Inc.'s ownership of the common stock of PSH Corp., more than five percent of the outstanding Common Stock of the Company. The Company and its subsidiaries paid NASCAR sanction fees, prize money and points funds totaling $3.8 million in 1996.

     PENSKE AFFILIATE TRANSACTIONS. The Company, through its subsidiaries, sells speedway admissions tickets, hospitality suites and related items and merchandise and apparel to Detroit Diesel Corporation ("DDC"), Diesel Technology Company ("DTC"), Penske Truck Leasing Co., L.P. ("PTL"), Penske Auto Centers, Inc. ("PAC"), Penske Automotive Group, Inc. ("PAG"), Penske Racing, Inc. ("PR") and Penske Racing South, Inc. ("PRS"). The Company, through it subsidiary Competition Tire West, Inc., sells racing tires and accessories to Penske Racing South, Inc. Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company and its subsidiaries, indirectly, through his ownership of Penske Corporation, owns in excess of ten percent of the equity interests of each of DDC, DTC, PTL, PAC, PAG, PR, and PRS and also serves as a director and executive officer of DDC, PAC, PAG, PR and PRS, of the general partner of DTC and of the general partner of PTL. These companies generally pay the publicly quoted selling prices, although they often receive discounts from such prices for tickets, hospitality suites and related items and merchandise and apparel. In 1996, DDC, DTC, PTL, PAC, PAG, PR, and PRS paid approximately $685,000, $20,000, $486,000, $31,000, $91,000, $39,000, $36,000,
respectively, to the Company's subsidiaries for such tickets, hospitality suites and related items, merchandise and apparel and racing tires and accessories.

The Company and its subsidiaries purchase goods and services from PTL and Penske Jet, Inc. ("Penske Jet"). Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company and its subsidiaries, indirectly, through his ownership of Penske Corporation, owns in excess of ten percent of the equity interests of PTL and Penske Jet and also serves as a director and executive officer of Penske Jet and of the general partner of PTL. The Company generally pays quoted market prices for the goods and services provided by PTL and Penske Jet. During 1996, the Company paid $376,000 and $211,000 to PTL and Penske Jet, respectively, for goods and services.

     PENSKE CORP. TRANSACTIONS. The Company reimburses Penske Corporation for certain services provided by Penske Corporation to the Company. The cost is not necessarily the lowest cost at which such services could be obtained from third parties. Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company, beneficially owns approximately 60.0% of the equity interest of Penske Corporation. In 1996, the Company paid to Penske Corporation approximately $.5 million for such services.

     COMPETITION TIRE TRANSACTIONS. In March 1996, the Company purchased all of the outstanding capital stock of Competition Tire West, Inc. ("Competition Tire West") and Competition Tire South, Inc. ("Competition Tire South"; and together with Competition Tire West, "Competition Tire") for purchase prices of $7.5 million and $3.25 million, respectively. Roger S. Penske, a director and beneficial owner of more than five percent of the Common Stock of the Company, owned approximately 60.0% of the outstanding capital stock of Competition Tire West, and Competition Tire West owned 33.0% of the outstanding capital stock of Competition Tire South. The terms of the respective purchases were, in management's judgment, no less favorable than terms which would have been negotiated with an independent third party.

     AFFILIATE INDEBTEDNESS. In connection with the acquisition of Competition Tire, Roger S. Penske repaid $1.5 million which he owed to Competition Tire West. Such debt was a purchase money loan made to Mr. Penske by Competition Tire West in connection with the sale by Competition Tire West of Penske Corporation stock to Mr. Penske. Such indebtedness accrued interest at six percent per annum and was to mature in 1999. The largest amount owed by Mr. Penske during 1996, including interest, was $1.5 million. Mr. Penske is a director and beneficial owner of more than five percent of the Common Stock of the Company.

     WILLIAMS EXCHANGE. In 1996, James E. Williams, a director of the Company and an original investor in Nazareth Speedway upon the acquisition of Nazareth Speedway by the Company, exchanged his 2,557 shares (approximately 15% of the issued and outstanding shares of common stock) of Nazareth Speedway for 92,500 shares of the Company's Common Stock at a price of $24.00 per share.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     GENERAL. The Compensation Committee's overall compensation philosophy applicable to the Company's executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase stockholder value. The Compensation Committee implements this philosophy principally through salaries, bonuses, and its stock option program. The Compensation Committee's current policy is not to provide pension or other retirement plans for the Company's employees other than its 401(k) plan.

     SALARIES. The Compensation Committee's policy is to provide salaries that in most cases are less than those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through company research.

     STOCK OPTIONS AND BONUSES. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through stock options and annual bonuses as incentives to achieve the Company's financial and operational goals and increase stockholder value.

     Stock Options. The Compensation Committee's policy is to award stock options to the Company's officers in amounts reflecting the participant's position and ability to influence the Company's overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of stockholders of the Company, and to attract and retain qualified employees. The Compensation Committee's policy has generally been to grant options with a term of 10 years (with portions exercisable over shorter periods) to provide a long-term incentive, and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price. In 1996 and 1997, the Company awarded options to purchase 75,000 shares and 115,000 shares, respectively, of Common Stock to the Company's executive officers. Of the 400,000 shares available for issuance under the Company's 1996 Stock Incentive Plan, 210,000 shares remain available for grant.

     Bonuses. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance. Such bonuses are also intended to link executive compensation to stockholder value and to encourage the executives to act as a team. Bonuses are also intended to recognize the executive's individual contributions to the Company.

     Bonuses for the Company's officers are recommended on a discretionary basis to the Compensation Committee by the Company's Chairman of the Board and its Chief Executive Officer based on their evaluations of the individual's performance during the year. The Compensation Committee reviews these evaluations and recommends, to the Board of Directors, discretionary bonuses it deems appropriate.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. The Company believes that Section 162(m) does not apply to stock options currently outstanding or subsequently granted under the Company's existing stock option plans.

     Section 162(m) provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for executive officers described under "Bonuses" above to comply with Section 162(m). Such bonuses do not meet
Section 162(m)'s requirement that they be "payable solely on account of the attainment of one or more performance goals." The Company believes the annual discretionary bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution as appropriate.

     1996 COMPENSATION DECISIONS REGARDING RICHARD J. PETERS. The Compensation Committee approved a $150,000 bonus for Mr. Peters for calendar 1996 and awarded Mr. Peters an option to purchase 30,000 shares of the Company's Common Stock at an exercise price of $24.00 per share. The bonus and options granted were based on the Company's financial and operational performance, as well as Mr. Peters' individual performance. In particular, they were based on the Company's strong financial performance compared to the industry and on the Company's fulfillment and, in some cases, exceeding many of the financial performance targets set forth in the Company's annual plan. Mr. Peters did not participate in the approval of his own compensation, but did participate in the discussion of the Company's performance in 1996.

                                          By The Compensation Committee

                                          Roger S. Penske
                                          William C. France
                                          Richard E. Stoddard

PERFORMANCE GRAPH

     The following line graph compares for the period from March 26, 1996 (the date on which the Company became a public company) to December 31, 1996 (i) the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company's Common Stock, with (ii) the cumulative total return of the Nasdaq Stock Market -- U.S. Index, and with (iii) the cumulative total return on the common stock of publicly-traded peer issuers deemed by the Company to be the companies included in the Nasdaq SIC 7900 Index (assuming dividend reinvestment and weighted based on market capitalization at the beginning of each year):

                 COMPARISON OF A MONTH CUMULATIVE TOTAL RETURN*
      AMONG PENSKE MOTORSPORTS, INC., THE NASDAQ STOCK MARKET -- US INDEX
                                AND A PEER GROUP

         MEASUREMENT PERIOD                 PENSKE          PEER GROUP          NASDAQ
        (FISCAL YEAR COVERED)            MOTORSPORTS,                           STOCK
                                             INC.                             MARKET-US
3/27/96                                   $100               $100              $100
12/31/96                                  $105               $ 97              $118

 * $100 invested on 3/27/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS

     The Company, through its subsidiaries, sells tickets, hospitality suites and related items and merchandise to Raceway Services, Inc., ("Raceway Services"). Walter P. Czarnecki, a director of the Company, owns all of the equity interests of Raceway Services. In 1996, Raceway Services paid $477,000 to the Company and/or its subsidiaries for such tickets, hospitality suites and related items and merchandise. Raceway Services generally pays the publicly quoted selling prices, although it often receives discounts from such prices for such tickets, hospitality suites and related items and merchandise. For information concerning other related party transactions, see "Compensation Committee Interlocks and Insider Participation" above.

OTHER MATTERS

     RELATIONSHIP WITH INDEPENDENT AUDITOR. Deloitte & Touche LLP is the independent auditor for the Company and its subsidiaries and has reported on the Company's consolidated financial statements included in the Annual Report of the Company which accompanies this proxy statement. The Company's independent auditor is appointed by the Board of Directors.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement at the meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

     OTHER PROPOSALS. Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Stockholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

     A stockholder proposal which is intended to be presented at the 1998 Annual Meeting of stockholders must be received by the Company at its principal executive offices, 13400 Outer Drive West, Detroit, Michigan, 48239 by December 4, 1997.

                                          By Order of the Board of Directors

                                          ROBERT H. KURNICK, JR.
                                          Secretary

Detroit, MI
April 3, 1997

                                  [PENSKE LOGO]



      PLEASE MARK YOUR                                                                                                7759
  /X/ VOTES AS IN THIS
      EXAMPLE.


  The Board of Directors recommends a vote "FOR" Item 1 described in the proxy statement:

                                FOR           WITHHOLD AUTHORITY
                           ALL NOMINEES    TO VOTE FOR ALL NOMINEES
  1.  Election of three         / /                 / /                 (nominees:                    Please check this box    / /
      Class I directors                                                  Gary W. Dickinson,           if you are attending the
                                                                         Gregory W. Penske            Annual Meeting.
  For, except vote withheld from the following nominee(s):               and Richard J. Peters)

  ________________________________________________________________




                                                                        Please sign exactly as name appears above. Joint owners
                                                                        should all sign. Executors, administrators, trustees,
                                                                        etc. should so indicate when signing. If signer is a
                                                                        corporation, sign full corporate name by duly authorized
                                                                        officer who adds his or her name and title.

                                                                        ________________________________________________________

                                                                        ________________________________________________________
                                                                          SIGNATURE(S)                         DATE




                                                     PENSKE MOTORSPORTS, INC.
                             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
                                                   ANNUAL MEETING OF STOCKHOLDERS

  P    The undersigned hereby appoints Roger S. Penske, Walter P. Czarnecki and Richard J. Peters, or each of them, with full
  R    power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 1997 Annual Meeting
  O    of Stockholders of PENSKE MOTORSPORTS, INC. to be held on May 2, 1997 or any adjournment thereof, and to vote all
  X    shares of PENSKE MOTORSPORTS, INC. Common Stock which the undersigned would be entitled to vote if personally present.
  Y
       1.       Election of three Class I directors, nominees:       Gary W. Dickinson, Gregory W. Penske and
                                                                     Richard J. Peters

       AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND,
       IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.


                                                                                                             SEE REVERSE SIDE